Exhibit 11

                        TACO CABANA, INC.
                          Statement re
                Computation of Per Share Earnings



                             13 Weeks Ended            26 Weeks Ended
                          ---------------------    -----------------------
                          June 30,     June 29,     June 30,     June 29,
                            1996         1997         1996         1997
                          --------     --------    --------      ---------

Net Income                $ (553,000) $   876,000    $ 181,000  $1,432,000

Net Income per share Computation:

Average Common Shares
  Outstanding              15,687,689  15,680,713   15,685,360  15,693,625
Common stock equivalents-
  dilutive options                  -           -      266,379           -
                          -----------   ----------   ---------   ----------

Average outstanding
  common and common
  equivalent shares        15,687,689  15,680,713   15,952,239  15,693,625

Net Income per share      $     (0.04) $     0.06  $      0.01   $   0.09
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